Exhibit 10.4

Amy J. Baker

Director, Human Resources

August 15, 2013

Mr. Peter P. Pfreundschuh

Dear Peter,

On behalf of Immunomedics, Inc., I am pleased to offer and acknowledge your acceptance of employment, based upon the terms and conditions set forth below, in the position of Vice President, Finance and Chief Financial Officer, reporting to Cynthia L. Sullivan, President and Chief Executive Officer. Your employment is scheduled to commence on Tuesday, September 3, 2013.

This position is within salary grade 18, and your base salary will be $11,875.00 per semi-monthly pay period equivalent to $285,000.00 (less applicable deductions and withholdings), on an annualized basis. Additionally, you will be entitled to accrue up to four (4) weeks of paid vacation per calendar year. Generally, performance reviews are conducted annually on July 1st for all employees with six months of service and salary adjustments are based on individual merit. In addition, mutually agreed upon goals and objectives, which may have been established between you and supervisor, will be reviewed at that time. Your position is exempt, and you will not be eligible for overtime.

The Company offers a Comprehensive Health Care Plan and a 401(k) Savings Plan to its employees. The 401(k) open enrollment dates are January 1st, April 1st, July 1st and October 1st of each year. The Company matches a portion of the employee’s annual contribution and in past years it has been 25% of the first 5% of the employee’s annual salary contributed. If you elect to participate in our health/dental insurance plans, your coverage will be effective the 1st of the month following your date of hire. Please arrange to keep your current coverage in force through this period. Information regarding these programs and other Company benefits along with guidelines about employment are contained in Immunomedics’ orientation package, which is issued at the time employment begins.

P. Pfreundschuh

August 15, 2013

A stock option package of 75,000 shares of Immunomedics’ common stock under the Company’s 2006 Stock Incentive Plan will be presented to the Compensation Committee of the Board of Directors for approval and, subject to this approval, the exercise price will be based on the last sale price of the Company’s common stock, as per the NASDAQ system, on your date of hire or the meeting of the Compensation Committee, whichever is later. Twenty-five percent (25%) of said shares vest each year over a four (4) year period. Thereafter, you will be eligible to receive additional stock options under the Stock Incentive Plan, on an annual basis, based upon your performance and the performance of the company, as determined solely by the Board of Directors.

This offer is contingent upon the following:

1.	Verification of prior employment, which must be substantiated by professional references that are generally positive in regard to content and character.

2.	Verification of your highest level of education. This must be accomplished by having an official copy of your transcripts mailed directly to our Human Resources Department.

3.	Your agreement to execute Immunomedics’ non-disclosure and proprietary information agreements; to assign all rights, title and use of all discoveries, inventions, patents and copyrights to Immunomedics, Inc.; to execute Immunomedics’ agreement not to compete or to solicit employees and customers. In this regard, be aware that company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or propriety material or processes of any previous employer.

4.	Your acknowledgment of review and understanding of the Employee Handbook of Immunomedics, Inc.

P. Pfreundschuh

August 15, 2013

5.	Employment eligibility verification and proper I-9 documentation. In compliance with federal law, Immunomedics, Inc. must verify the status of every individual offered employment with the Company to ensure that they are authorized to be lawfully employed in the United States. As required by law, it will be necessary for you to submit verification of your identity and employment authorization as a condition to employment with Immunomedics, Inc.

6.	Satisfactory completion of all other aspects of the pre-employment process.

You will be scheduled to attend a New Employee Orientation session with Susan Finan on Tuesday, September 3, 2013 at 9:00 AM. I have included a list of items which you will need to bring with you that day.

By accepting this employment offer, you hereby represent that your employment by Immunomedics, Inc. does not violate the terms of any employment or other agreement to which you are or have previously been a party.

Any disputes arising under this agreement are to be resolved, at the discretion of the Company, by arbitration in accordance with New Jersey law. The determination rendered shall be final and binding on all parties and judgment may be entered on the arbitrators award in any court having jurisdiction. Further, by accepting employment, you agree that resolution of any employment disputes shall be governed by and construed in accordance with the laws of New Jersey without regard to principles of conflicts of law and/or international comity.

Further, as set forth in Immunomedics’ employment application and its handbook, your employment relations with Immunomedics is on an “at-will” basis. This means that your employment can be terminated at any time by Immunomedics or by you, without cause or notice and without liability for lost wages. Also, this letter does not constitute a contract of employment or a guarantee of employment for any specific term.

P. Pfreundschuh

August 15, 2013

Kindly indicate your acceptance of our offer of employment under the terms and conditions outlined in this letter by signing and dating the bottom of this letter and the enclosed duplicate. Please return a signed original to my attention and retain the other copy for your files.

If you have any questions or need additional information, please feel free to call me. We truly look forward to welcoming you to Immunomedics.

Sincerely,

Amy J. Baker

Director, Human Resources

Enclosures

ACCEPTED:

/s/ Peter P. Pfreundschuh	8/17/2013
Peter P. Pfreundschuh	Date